March 3, 1998



Fort James Corporation
75 Tri-State International Office Center
Suites 100 and 175
Lincolnshire, IL 60069

Ladies and Gentlemen:

     We have been requested, as counsel, to render federal tax advice in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by Fort James Corporation, a Virginia corporation (the "Company"), with the Securities and Exchange Commission in connection with registering under the Securities Act of 1933, as amended (the "Securities Act"), $800,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities").

     We have reviewed the statements set forth in the Registration Statement under the heading "United States Taxation" and hereby advise you that such statements, insofar as they are or refer to statements of United States law or legal conclusions relating thereto, are accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Taxation" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                        Very truly yours,


                                        /s/ McGuire, Woods, Battle & Boothe LLP